Exhibit 99.1

PRESS RELEASE

August 20, 2009

CRESCENT BANKING COMPANY

P.O. Box 2020, 7 Caring Way, Jasper, GA 30143, (678) 454-2266, Fax (678) 454-2282

CRESCENT BANKING COMPANY

ANNOUNCES 2nd QUARTER RESULTS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) announced today a net loss of $9.7 million, which represented a net loss per share on both a basic and fully diluted basis of $1.84, for the quarter ended June 30, 2009. In comparison, the Company had a net loss for the quarter ended June 30, 2008, of $4.1 million, which represented a net loss per share on both a basic and a fully diluted basis of $0.78. The Company’s net loss for the second quarter 2009 is largely attributable to the provision for loan losses during such period of approximately $5.2 million, a declining net interest margin and a FDIC assessment of $1.7 million. The Company has not recorded any income tax benefit during the second quarter 2009 due to the cumulative losses.

The Company experienced a net loss for the six months ended June 30, 2009, of $14.9 million, which represented a net loss per share on both a basic and fully diluted basis of $2.82. In comparison, the Company had a net loss for the six months ended June 30, 2008, of $6.0 million, which represented net income per share on both a basic and fully diluted basis of $1.16. The Company’s net loss for the first six months of 2009 is largely attributable to the provision for loan losses of approximately $7.9 million, a declining net interest margin, a $2.8 million valuation allowance against its deferred tax asset and a FDIC assessment of $2.0 million. The Company’s net interest margin decreased from 2.09% for the six months ended June 30, 2008, to 1.04% for the six months ended June 30, 2009. The decrease in the net interest income was due to the Federal Reserve decreasing interest rates 500 basis points since September 2007 and due to Crescent Bank and Trust Company, the Company’s wholly owned subsidiary (the “Bank”), having to write-off of approximately $1.3 million in accrued interest on loans placed on non-accrual during the period as well as the increase in the amount of non-accrual loans.

Mr. Don Boggus, the Company’s President and Chief Executive Officer, stated, “While the economic environment continues to have a significantly negative impact on our asset quality and earnings, we work aggressively to identify problem loans and to pursue favorable resolutions of any issues associated with those problem loans. We are pleased that we believe that we now have accomplished a vast majority of the items required under the regulatory order that we entered into during the second quarter. We continue to actively work with our advisors to identify and pursue a variety of strategic alternatives that, if successful, would improve our liquidity, capital and long-term prospects.”

In addition to efforts to raise additional capital, the Company’s Board of Directors adopted an “Action Plan” in October of 2008. Under the Action Plan the Bank has:

•	Improved its liquidity position to $171.8 million of cash and cash equivalents;

•	Aggressively recognized and reserved for troubled assets;

•	Reduced its concentrations in acquisition, development and construction loans;

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Reduced overhead, including senior management taking a 15% cut in salary, board members cutting their fees 33%, 10% cut in salary of other selected officers, the elimination of any bonus payments and overall staff reduction;

•	Increased non-interest bearing deposit accounts;

•	Reduced wholesale and broker deposits; and

•	Conducted an outside assessment of management and staffing levels.

The ratio of the Company’s non-performing assets to total loans and other real estate was 10.75% at June 30, 2009, as compared to 4.20% at June 30, 2008, and 7.72% at December 31, 2008. The Company had $87.0 million of non-performing assets at June 30, 2009, comprised of $48.8 million of non-accrual and restructured loans and $38.2 million of foreclosed properties held in other real estate owned. The ratio of net charge-offs to average commercial banking loans outstanding was 1.31% for the six months ended June 30, 2009, compared to 1.64% for the year ended December 31, 2008.

About Crescent Banking Company

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $1.0 billion and consolidated shareholders’ equity of approximately $22.2 million, representing a book value of $4.14 per share, as of June 30, 2009. The Company has 11 full service offices, a loan production office and a corporate office located in five counties in North Georgia. The Company had approximately 5.4 million shares of common stock outstanding at June 30, 2009. The Company’s common stock is quoted on the Nasdaq Capital Market under the symbol “CSNT”.

Cautionary Notice Regarding Forward-Looking Statements

Certain of the statements in this Press Release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results’ performance or achievements of the Company to be materially different from the future results’ performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify forward-looking statements through our use of words such as “believe,” “intend,” “continue,” “hopeful” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements about: the Company’s work to aggressively to identify problem loans and to pursue favorable resolutions of any issues associated with those problem loans; the Company’s belief that it has accomplished a vast majority of the items required under the regulatory order that it entered into during the second quarter; the Company’s work with its advisors to identify and pursue a variety of strategic alternatives, and the Company’s belief that such alternatives, if successful, would improve its liquidity, capital and long-term prospects; and the Company having strong liquidity.

These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, those risks and factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Reports for the quarters ended March 31, 2009, and June 30, 2009, under the captions “Special Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors,” and otherwise in the Company’s reports and filings that it makes with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this Press Release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.